Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-180977, 333-181320, 333-181738, 333-213575, 333-225574 and 333-227912) and Form S-8 (No. 333-135971, 333-152276, 333-177205, 333-218715, 333-224279, 333-218715 and 333-227789) of Pareteum Corporation of our report dated March 15, 2019, relating to the consolidated financial statements of iPass Inc. as of and for the year ended December 31, 2018, which appears in this Form 8-K/A. Our report contains explanatory paragraphs regarding iPass Inc.’s ability to continue as a going concern and change in accounting principle related to revenue recognition.

/s/ BDO USA, LLP

San Jose, California

June 13, 2019